UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    May 3, 2018

BAYCOM CORP

(Exact name of registrant as specified in its charter)

California	001-38483	37-1849111
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Ygnacio Valley Road, Suite 200, Walnut Creek, CA	94596
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (925) 476-1800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b– 2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 3, 2018, BayCom Corp (the “Company”) and its wholly owned subsidiary, United Business Bank, entered into an Underwriting Agreement (the “Agreement”) with FIG Partners, LLC and D.A. Davidson & Co., as representatives of the several underwriters named therein (collectively, the “Underwriters”), related to an underwritten public offering (the “Offering”) of 2,851,218 shares of its common stock, no par value per share (the “Common Stock”) at a public offering price of $22.00 per share. The Underwriters have agreed to purchase the shares pursuant to the Underwriting Agreement at a price of $20.68 per share. The Company has also granted the Underwriters a 30-day option to purchase up to an additional 427,682 shares of Common Stock at the same price per share. The Offering is expected to close on May 8, 2018, subject to the satisfaction of customary closing conditions.

The Agreement contains customary representations, warranties and covenants that are valid as between the parties and as of the date of entering into such Agreement and are not factual information to investors about the Company.

In connection with the Offering, the Company, each of the Company’s directors and executive officers have entered into 180-day “lock-up” agreements with respect to the sale of shares of common stock, subject to customary exceptions, the form of which agreement is attached to the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 1.1 and incorporated herein by reference.

Item 8.01	Other Events.

On May 4, 2018, the Company issued a press release announcing that it had priced its underwritten public offering of 2,851,218 shares of common stock at a price of $22.00 per share. The offering is expected to result in gross proceeds to the Company of approximately $62.7 million (or approximately $72.1 million if the underwriters' option to purchase additional shares of common stock is exercised in full). The net proceeds to the Company, after deducting the underwriting discount and estimated offering expenses, were expected to be approximately $58.0 million (or approximately $66.8 million if the underwriters' option to purchase additional shares of common stock is exercised in full). A copy of the Company’s press release dated May 4, 2018 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits: The following exhibits are filed herewith:

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of May 3, 2018, by and among BayCom Corp, United Business Bank, and FIG Partners, LLC and D.A. Davidson & Co.

99.1	Press Release dated May 4, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

BAYCOM CORP

Date:	May 7, 2018	By:	/s/ George J. Guriani
George J. Guriani, President and Chief Executive Officer